January  12,  2000


Securities  and  Exchange  Commission
450  Fifth  Street,  NW
Washington,  DC
USA  20549

     RE:     TANGIBLE  INVESTMENTS  OF  AMERICA,  INC.
             NOW  KNOWN  AS  TANGIBLE  ASSET GALLERIES, INC. (THE "COMPANY")

Dear  Sirs,

     We were the previous principal auditors of the above Company. On February 6, 1998, we reported on the financial statements of the Company for the year ended December 31, 1997 and subsequently issued an audit opinion under generally accepted auditing standards in the United States. On October 1, 1998 Schmeltzer Master Group, P.C. began the process of liquidating the corporation and substantially all of the partners and staff of the corporation joined Goldenberg Rosenthal, LLP.

     Commissioners: We have read the statements made by the Company, which we understand will be filed with the Commission, pursuant to Item 3 of Form 10-SB/A2, as part of the Company's Form 10-SB/A2 report dated January 12, 2000. We agree with the statements concerning our Firm in such Form 10-SB/A2.

          Very  truly  yours,

          /s/ Schmeltzer  Master  Group,  P.C